UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2015

ADDUS HOMECARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34504	20-5340172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2300 Warrenville Rd. Downers Grove, IL	60515
(Address of principal executive offices)	(Zip Code)

630-296-3400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 10, 2015, Addus HomeCare Corporation (“Holdings”) and its subsidiaries (together with Holdings, the “Company”) entered into a new $100 million credit facility with certain lenders and Fifth Third Bank, as agent and letters of credit issuer (the “New Credit Facility”), which amended and restated the credit facility in place at November 9, 2015 (the “Original Credit Facility”). The summary of the New Credit Facility set forth herein does not purport to be complete and is qualified in its entirety by the copy of the New Credit Facility, which is filed as Exhibit 99.1 hereto.

The New Credit Facility matures on November 10, 2020 and has the same material terms as the Original Credit Facility described in Note 5 to the Condensed Consolidated Financial Statements (Unaudited) of the Quarterly Report on Form 10-Q filed on November 6, 2015 by the Company, with the exception of:

(i)	an increase in the maximum availability under the revolving credit facility from $55 million to $75 million;

(ii)	the addition of a delayed draw term loan facility of up to $25 million;

(iii)	the addition of an uncommitted incremental term loan facility of up to $50 million;

(iv)	an increase in the capital expenditures permitted without prior consent from the administrative agent from $2.5 million annually to $5 million annually;

(v)	an increase in the value of the acquisitions permitted without prior consent from the administrative agent from $2 million annually to $25 million annually, provided that the purchase price for all such acquisitions prior to the maturity date of the New Credit Facility does not exceed $40 million in the aggregate; and

(vi)	an increase in the sublimit for the issuance of letters of credit from $27.5 million to $35 million.

Further, interest on the revolving credit facility and the delayed draw term loan facility may be payable at a rate per annum equal to, at the option of the Company, either (x) the sum of (i) an applicable margin ranging from 2.00% to 2.50% based on the applicable leverage ratio plus (ii) a base rate equal to the greatest of (a) the rate of interest last quoted by The Wall Street Journal as the “prime rate,” (b) the sum of the federal funds rate plus a margin of 0.50% and (c) the sum of the adjusted LIBOR that would be applicable to a loan with an interest period of one month advanced on the applicable day plus a margin of 3.00% or (y) the sum of (i) an applicable margin ranging from 3.00% to 3.50% based on the applicable leverage ratio plus (ii) the adjusted LIBOR that would be applicable to a loan with an interest period of one, two or three months advanced on the applicable day or (z) the sum of (i) an applicable margin ranging from 3.00% to 3.50% based on the applicable leverage ratio plus (ii) the daily floating LIBOR that would be applicable to a loan with an interest period of one month advanced on the applicable day.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 is also responsive to Item 2.03 of this Current Report on Form 8-K and is hereby incorporated by reference into this Item 2.03.

Item 7.01	Regulation FD Disclosure

On November 16, 2015, Holdings issued a press release announcing the New Credit Facility. A copy of the press release is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits:

Exhibit No.	Description

99.1	Second Amended and Restated Credit and Guaranty Agreement, dated as of November 10, 2015, among Addus HealthCare, Inc., Addus HealthCare (Idaho), Inc., Addus HealthCare (Indiana), Inc., Addus HealthCare (Nevada), Inc., Addus HealthCare (New Jersey), Inc., Addus HealthCare (North Carolina), Inc., Benefits Assurance Co., Inc., PHC Acquisition Corporation, Professional Reliable Nursing Service, Inc., Addus HealthCare (South Carolina), Inc., Addus HealthCare (Delaware), Inc., Cura Partners, LLC and Priority Home Health Care, Inc., as borrowers, Addus HomeCare Corporation, as guarantor, the other credit parties from time to time party thereto, the various institutions from time to time party thereto, as lenders, and Fifth Third Bank, as agent and L/C issuer

99.2	Press release of Addus HomeCare Corporation dated November 16, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADDUS HOMECARE CORPORATION

Dated: November 16, 2015	By:	/s/ Donald Klink
	Name:	Donald Klink
	Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Second Amended and Restated Credit and Guaranty Agreement, dated as of November 10, 2015, among Addus HealthCare, Inc., Addus HealthCare (Idaho), Inc., Addus HealthCare (Indiana), Inc., Addus HealthCare (Nevada), Inc., Addus HealthCare (New Jersey), Inc., Addus HealthCare (North Carolina), Inc., Benefits Assurance Co., Inc., PHC Acquisition Corporation, Professional Reliable Nursing Service, Inc., Addus HealthCare (South Carolina), Inc., Addus HealthCare (Delaware), Inc., Cura Partners, LLC and Priority Home Health Care, Inc., as borrowers, Addus HomeCare Corporation, as guarantor, the other credit parties from time to time party thereto, the various institutions from time to time party thereto, as lenders, and Fifth Third Bank, as agent and L/C issuer

99.2	Press release of Addus HomeCare Corporation dated November 16, 2015